Exhibit 10.27
Entrust Agreement
(English Translation)

Party A: Oriental Intra-Asia Entertainment (China) Limited,
Party B: Beijing Tiandi Zuobiao Technology Co., Ltd.
Party C: PKU Chinafront Technology Co., Ltd.

In consideration of the equality and mutual benefit and of friendly consultation, and in connection with Party A entrusting Party B to hold 66.67% of the shares of Party C, each party hereby agrees as follows:

I.	Purpose of Agreement

In connection with Party A’s plan to invest 40 million RMB to Party C (amounting to 66.67% of Party C’s total registered assets of 60 million RMB), Party A herein entrusts Party B with the authority to handle administrative procedures in connection with the investment in Party C and authorizes Party B to act as its nominee shareholder to its investment to Party C (hereafter “representative shares”).

II.	Trust Responsibility

Party B’s trust responsibility to Party A include: Party B shall register its own name with Party C as the shareholder of the representative shares and shall participate in relevant actions as a shareholder. Party B shall receive bonus or dividends on behalf of Party A, participate and vote in shareholders’ meetings, and exercise other rights on behalf of Party A bestowed to shareholders by China Corporate Law and Party C’s Articles of Association.

III.	Rights and Obligations of Party A

1.  As the real contributor to the above-mentioned investment, Party A enjoys actual shareholder rights and gets corresponding income on investment. Party B only contributes Party A’s investment in Party B’s name to Party C and holds on behalf of Party A the shareholder’s rights derived from such investment. Party B does not get any income on the investment and has no authority to dispose such shares (including but not limited to transfer or collateral of shareholder’s equity).

2.  In the period of the shareholding trust, Party A is responsible for all the derivative fees and tax in connection with shareholding trust (including but not limited to attorney fees, auditing fees, and capital evaluation expenses for the investment project in connection with the shareholding trust). Party A is also responsible for the transfer fees when Party B transfers the shares to Party A.

3.  As trustor, Party A has obligations to make timely investment in Chinese currency in accordance with Party C’s Certificate of Incorporation, this Agreement and relevant rules of China Corporate Law. It shall also bear all the investment risks in connection with its amount of investment. Party A shall bear all the losses caused by delayed investment (including actual damages suffered by Party B).

4.  Based on this Agreement, as beneficial owner of the entrusted shares, Party A is entitled to supervise and correct any inappropriate actions by Party B. It is also entitled to request Party B to cover actual damages caused by such actions.

IV.	Rights and Obligations of Party B

1.  As trustee, Party B is entitled to participate in supervising Party C’s business management as a nominee shareholder. However, it shall not obtain any personal gain as a nominee shareholder.

2.  Party B should not assign or otherwise transfer its nominee interest in Party C to any third party without Party A’s written consent.

3.  As Party C’s nominee, Party B recognizes that its shareholder interests in Party C are restricted by this Agreement. Party B shall give notice to Party A of any stockholder vote of Party C and obtain voting instructions from Party A that govern the manner in which Party B shall vote its nominee interest in Party C. Without Party A’s written authorization, Party B shall not transfer, dispose, or pledge in any way the shares it holds, including all the derivative profits. It shall not take any actions that may impair Party A’s interest.

4.  Party B promises to give to Party A any and all income on investment derived from the representative shares (including cash dividend, dividend and other income payment). It further promises that it shall deposit such income within 3 days after receiving to the bank account designated by Party A. Party B shall pay a penalty equal to the bank interest in the same period if it fails to deposit on time.

V.	Treatment of Confidential Information

Each party shall has the obligation to keep all commercial information about each other obtained during the execution of this Agreement strictly confidential, except any information which is or becomes publicly available based on clear evidence, or any information that is authorized to be disclosed by responsible parties. The confidentiality clause shall survive this Agreement. Any party shall compensate for losses suffered by the other two parties due to breach of this obligation.

VI.	Dispute Resolution

All disputes arising in connection with this Agreement shall be settled through friendly consultation among the Parties. Each party is entitled to bring any unsettled dispute to Beijing Arbitration Commission under its arbitration rules. Arbitration awards are final and are legally binding to all parties.

VII.	Miscellaneous

1.  This Agreement may be executed in three counterparts held by each party, each of which shall be deemed as equally binding.

2.  This Agreement becomes effective on the date of signatures by each party.

Party A (Seal)	July 6, 2007
Party B (Seal)	July 6, 2007
Party C (Seal)	July 6, 2007